Exhibit 22

APTIV PLC
List of Guarantor Subsidiaries

Entity Name	Jurisdiction
Aptiv Corporation*	Delaware
Aptiv Holdings US Limited	Jersey
Aptiv International Holdings (UK) LLP	England and Wales

*Entity is also a subsidiary issuer